SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2005

EBIX, INC.

(Exact name of registrant
as specified in its charter)

Delaware	0-15946	77-0021975
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1900 East Golf Road, Schaumburg, Illinois		60173
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 789-3047

(Former name or former address, if changed since last report.)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)  Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2005, the Board of Directors of Ebix, Inc. (the “Company”) approved the acceleration of vesting of all outstanding unvested stock options previously awarded to employees and directors, pursuant to signature of a form of authorization for the acceleration of his options by each employee or director. This acceleration is effective as of December 31, 2005. The Company will adopt Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (SFAS 123R), effective January 1, 2006. The purpose of the acceleration is to eliminate future non-cash compensation expense the Company would otherwise be required to recognize in its statement of income with respect to these options. The Company believes that all of the above actions are in the best interests of both the Company and its shareholders.

As a result of the acceleration, options to purchase approximately 30,000 shares of common stock, with a price of  $15.76 will become immediately exercisable.  It is anticipated that the accelerated vesting of these options will reduce non-cash compensation expense in future periods by approximately $90,000 (pre-tax).

(2)  Item 5.02 Election of Directors.

On January 3, 2006, Neil D. Eckert was re-appointed to the Board of Directors, pursuant to the Company’s by-laws, by a unanimous vote of the Board of Directors.  Mr. Eckert will serve on the Corporate Governance and Nominating Committee of the Board of Directors.

(3)  Item 8.01 Other Events.

During a meeting of the Board of Directors of the Company on January 3, 2006 the Board of Directors formally elected members to its existing committees for its 2006 term.    Pavan Bhalla, Hans Ueli Keller and Hans U. Benz were elected to the Company’s Audit Committee.   Hans U. Benz and Hans Ueli Keller were elected to the Company’s Compensation Committee.  Neil D. Eckert, Rolf Herter and Hans Ueli Keller were elected to the Company’s Corporate Governance and Nominating Committee.  Mr. Bhalla will serve as the financial expert of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

	By:	/s/ Richard J. Baum
Richard J. Baum
Executive Vice President – Finance and
Administration, Chief Financial Officer
And Secretary

Dated: January 4, 2006